UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

   Nowling                           Eric                 M.
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   (Last)                           (First)             (Middle)

                                 80 Arkay Drive
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                                    (Street)

   Hauppauge                          NY                 11788
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   Standard Microsystems Corporation (SMSC)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

   04/09/03
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)

   Vice President, Controller and Chief Accounting Officer
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7.   Individual or Joint/Group Filing (Check Applicable line)

     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                            5.
                                                                                            Amount of        6.
                                                            4.                              Securities       Owner-
                                                            Securities Acquired (A) or      Beneficially     ship
                                  2A.         3.            Disposed of (D)                 Owned            Form:       7.
                     2.           Deemed      Transaction   (Instr. 3, 4 and 5)             Following        Direct      Nature of
                     Trans-       Execution   Code          ---------------------------     Reported         (D) or      Indirect
1.                   action       Date, if    (Instr. 8)                  (A)               Transaction(s)   Indirect    Beneficial
Title of Security    Date         any         ------------                or                (Instr. 3 &      (I)         Ownership
(Instr. 3)           (mm/dd/yy)   (mm/dd/yy)  Code     V     Amount       (D)    Price      Instr.4)         (Instr.4)   (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         04/09/03     --          A        --    672          A      --         12,498           D           --
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Common Stock                                                                                5,968            I           By Trust*
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====================================================================================================================================

Table II -- Derivative  Securities Acquired,  Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                    7.                     deriv-    Form
           2.                                                                       Title and              Secur-    of
           Conver-                               5.                                 Amount of              ities     Deriv-  11.
           sion                                  Number of                          Underlying             Bene-     ative   Nature
           or                                    Derivative   6.                    Securities     8.      ficially  Secur-  of
           Exer-                         4.      Securities   Date                  (Instr. 3      Price   Owned     ity:    In-
           cise               3A.        Trans-  Acquired (A) Exercisable and       and 4)         of      Follow-   Direct  direct
           Price              Deemed     action  or Disposed  Expiration Date       -------------  Deriv-  ing       (D) or  Bene-
1.         of      3.         Execut-    Code    of(D)        (Month/Day/Year)             Amount  ative   Reported  In-     ficial
Title of   Deriv-  Trans-     ion        (Instr. (Instr. 3,   -------------------          or      Secur-  Trans-    direct  Owner-
Derivative ative   action     Date if    8)       4 and 5)    Date        Expira-          Number  ity     action(s) (I)     ship
Security   Secur-  Date       any        ------  ------------ Exer-       tion             of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3) ity     (mm/dd/yy) (mm/dd/yy) Code V  (A)    (D)   cisable     Date      Title  Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(Right to                                                                           Common
Buy)       $12.690 04/09/03   --         A       4,000  --    04/09/04(1) 04/09/13  Stock  4,000   $12.690 4,000     D       --
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* Held in Incentive Savings & Retirement Plan as of 04/09/03

(1) Exercisable cumulatively as to one-fifth of shares subject to option on each of first five anniversaries of transaction date.


/s/ Eric M. Nowling                                             04/10/03
---------------------------------------------               ------------------
    **Signature of Reporting Person                               Date

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*  If the form is  filed  by more than one  reporting  person,  see  Instruction
   4(b)(v).

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If pace is insufficient, see Instruction 6 for procedure.


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